Exhibit 99.1

NEWS RELEASE

Mattel, Inc.
News Media Alex Clark, 310-252-6397 alex.clark@mattel.com	Securities Analysts Drew Vollero, 310-252-2703 drew.vollero@mattel.com

Mattel Names Christopher Sinclair as Chairman and Interim Chief Executive Officer

Bryan Stockton Resigns as Chairman and Chief Executive Officer

Company Announces Preliminary Fourth Quarter and Full Year 2014 Financial Results

Company Announces Quarterly Dividend

EL SEGUNDO, Calif. – January 26, 2015 – Mattel, Inc. (NASDAQ: MAT) today announced that Christopher A. Sinclair has been named the Company’s Chairman and Interim Chief Executive Officer, effective immediately. The Company also announced that Bryan G. Stockton has resigned as Mattel’s Chairman and Chief Executive Officer and resigned from the Board of Directors.

Mr. Sinclair, who has served as a member of Mattel’s Board of Directors since 1996 and as Independent Lead Director since 2011, has extensive experience in leading global, multi-brand, consumer-focused companies. In addition to leadership roles at prominent venture capital and private equity firms, Mr. Sinclair was Chairman and CEO of Caribiner International, Inc. from 1999-2000, President and CEO of Quality Food, Inc. from 1996-1998, and prior to that served in senior roles at PepsiCo, including as Chairman and CEO of Pepsi-Cola Company, and President and CEO of PepsiCo Foods & Beverages International and Pepsi-Cola International. He also served as Chair of Mattel’s Audit Committee.

“Mattel is an exceptional company with a great future but the Board believes that it is the right time for new leadership to maximize its potential,” said Mr. Sinclair. “We are committed to delivering improved growth and financial performance and remain confident in our ability to leverage our unmatched portfolio of brands, global scale and strong balance sheet as we execute on our strategic plan. I look forward to engaging with the entire Mattel community as we work to deepen our connections with children and parents through expanded product innovation and improved retail execution. We will be working during the coming months to revitalize the business and to identify the right leadership for Mattel as it enters its next phase of growth and value creation.”

Mr. Sinclair continued, “On behalf of the Board and everyone at Mattel, I sincerely thank Bryan for his many valuable contributions over the past 15 years in expanding our business and portfolio of brands and building our executive team.”

Preliminary Fourth Quarter and Full Year 2014 Financial Results

Mattel also announced preliminary fourth quarter and full year 2014 financial results.

For the fourth quarter, the Company reported net income of $149.9 million, or $0.44 per share, which includes a negative impact of $0.05 per share from MEGA Brands integration costs1 and a negative tax impact of $0.03 per share, compared to net income of $369.2 million, or $1.07 per share, in the fourth quarter of 2013. Worldwide net sales in the fourth quarter were $1.99 billion, down 6%, including an unfavorable impact from changes in currency exchange rates of 3 percentage points, compared to $2.11 billion last year. Gross margin decreased by 410 basis points of net sales to 50.4%, which was partially due to the acquisition of MEGA Brands. SG&A expenses increased by 390 basis points of net

[1]	Includes amortization of acquired intangible assets.

NEWS RELEASE

sales, including the impact of the acquisition of MEGA Brands. Operating income for the quarter was $237.0 million compared to $479.3 million in the fourth quarter of 2013.

For the year, the Company reported net income of $498.9 million, or $1.45 per share, which includes a negative impact of $0.16 per share from MEGA Brands acquisition and integration costs2 and a tax benefit of $0.13 per share, compared to net income of $903.9 million, or $2.58 per share, in 2013, which included a tax benefit of $0.09. Worldwide net sales were $6.02 billion, down 7%, including an unfavorable impact from changes in currency exchange rates of 2% percentage points, compared to $6.48 billion last year. Gross margin decreased by 380 basis points of net sales to 49.8%, which was partially due to the acquisition of MEGA Brands. SG&A expenses increased by 270 basis points of net sales, including the impact of the acquisition of MEGA Brands. Operating income for the year was $653.7 million compared to $1.17 billion in 2013.

For the year, net cash flows from operating activities were approximately $889 million, an increase of $191 million over approximately $698 million in 2013. The increase was primarily driven by reductions in working capital, partially offset by lower net income. The Company ended the year with cash of $971.7 million, which is consistent with our capital and investment framework target of $800 million to $1 billion of year-end cash. The Company’s debt-to-total capital ratio as of December 31, 2014 was 41.6%.

Capital Deployment

The Company announced today a first quarter cash dividend of $0.38 per share which is flat compared to the first quarter of 2014. The dividend will be payable on March 6, 2015 to stockholders of record on February 19, 2015.

Conference Call and Live Webcast

As previously announced, the Company plans to release its fourth quarter and year-end financial results for the 2014 fiscal year on Friday, January 30, 2015 at approximately 6:00 a.m. Eastern time. Following this, Christopher A. Sinclair, Mattel’s Interim CEO and Kevin Farr, the Company’s CFO will host a conference call and webcast at 8:30 a.m. Eastern time.

The fourth quarter financial results conference call will be webcast on the “Investors” section of Mattel’s corporate website, http://corporate.mattel.com. To listen to the live call, log on to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the Company’s website for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, February 6, 2015, and may be accessed by dialing +1-404-537-3406. The passcode is 61570566.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors” section of http://corporate.mattel.com, under the sub-heading “Financial Information.”

Christopher A. Sinclair Biography

Christopher Sinclair, 64, has served on Mattel’s Board of Directors since 1996 and as Independent Lead Director and Chair of the Audit Committee since 2011. Mr. Sinclair has served as Executive Chairman of Scandent Holdings, an information technology investment company from 2002-2009, and also served as Executive Chairman of Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services, from 2005-2009. Prior to that, he served as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from

[2]	Includes amortization of acquired intangible assets and inventory fair value markup above cost.

NEWS RELEASE

2000-2002. From 1999-2000, he served as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc. Earlier, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International.

Mr. Sinclair recently joined the board of RB (Reckitt Benckiser Group PLC). He has also served on the Board of Directors of Foot Locker, Inc. from 1995-2008, where he was Chairman of the Finance Committee and a member of the Compensation Committee, Cambridge Solutions Corporation, Ltd. From 2003-2009, and Perdue Farms from 1992-2000.

Mr. Sinclair was born and raised in Asia. He holds a bachelor’s degree in Business Administration from the University of Kansas and an MBA from the Tuck School of Business at Dartmouth College.

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and in 2014 ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

Forward-Looking Statements

This press release contains forward-looking statements on a variety of matters. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2014, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

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